UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 17, 2007
PARADISE MUSIC & ENTERTAINMENT, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-12635 (Commission File Number)	13-3906452 (IRS Employer Identification No.)

2637 East Atlantic Boulevard, #133,
Pompano Beach, Florida	33062
(Address of Principal Executive	(Zip Code)
Offices)
Registrant’s telephone number, including area code 888-565-3259
Former Name or Former Address, if Changed Since Last Report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.
     Sale of Inactive Subsidiaries. On November 26, 2007, Paradise Music & Entertainment, Inc. (“we” or the “Company”) reported in a Current Report on form 8-K that we had entered into a stock purchase agreement with FSR, Inc., a Colorado corporation (“FSR”), pursuant to which we agreed to sell to FSR 100% of each of our subsidiaries identified below (the “Inactive Subsidiaries”). On December 17, 2007, we consummated the stock purchase agreement and completed the sale of the Inactive Subsidiaries. None of the Inactive Subsidiaries have conducted operations since 2002 or, in the case of certain of the Inactive Subsidiaries, earlier than 2002. The Inactive Subsidiaries are:
Iball Media, Inc. a Delaware Corporation, formerly IB Acquisition Corp.;
All Access Entertainment Management Group, Inc., a New York Corporation;
Shelter Films, Inc., a Delaware Corporation;
Straw Dogs, Inc., a Delaware Corporation, formerly Straw Dogs Acquisition Corp.;
PUSH Records, Inc., a Delaware Corporation;
PDSE Records, Inc., a Delaware Corporation, d/b/a Label M and d/b/a Mesa/Blue; and
PDSE Digital, Inc., a Delaware Corporation, formerly Paradise Digital Productions, Inc.
     Although the Inactive Subsidiaries have not conducted operations since 2002 or earlier, the liabilities of the Inactive Subsidiaries have been reflected on our balance sheet since our acquisition of the Inactive Subsidiaries, as our financial statements have been consolidated with those of the Inactive Subsidiaries. Each of the Inactive Subsidiaries has liabilities that exceed its assets and, accordingly, has a negative net worth. The total price for the sale of all of the Inactive Subsidiaries was $1.00. Kelly T. Hickel, formerly the Chief Executive Officer and a director of the Company and currently a consultant to the Company, is an officer and a director of FSR.

SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereto duly authorized.

PARADISE MUSIC & ENTERTAINMENT, INC.
Date: December 20, 2007	By:	/s/ Richard P. Rifenburgh
		Name:	Richard P. Rifenburgh
Chairman and President

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